Exhibit 99.1

NEW INVESTMENTS PRESS RELEASE OF TRILINC GLOBAL IMPACT FUND, LLC

Los Angeles, CA (October 11, 2017) – TriLinc Global Impact Fund (“TriLinc”) announced today that it recently approved $13.9 million in term loan and trade finance transactions, bringing total financing commitments as of September 30, 2017 to $377.7 million for business expansion and socioeconomic development through its holdings in Sub-Saharan Africa, Latin America, and Southeast Asia. TriLinc is an impact investing fund that provides growth-stage loans and trade finance to established small and medium enterprises (“SMEs”) in developing economies where access to affordable capital is significantly limited. Impact Investing is defined as investing with the specific objective of achieving a competitive financial return as well as creating positive, measurable impact in communities across the globe. Since TriLinc commenced operations and through September 30, 2017, TriLinc has funded $732 million in aggregate investments to 68 borrower companies, including $53 million in temporary investments. Of the aggregate investment amount, the Company has received $397.1 million in full aggregate transaction repayments (54.25% of total invested) from existing and exited trade finance, term loan, and temporary investment facilities. The transaction details are summarized below.

On September 6, 2017, TriLinc funded $537,738 as part of an existing $8,000,000 senior secured revolving receivables trade finance facility to a global metals trader based in the United Kingdom and operating in Africa. With an interest rate of six month Libor + 6.00%, the transaction is set to mature on May 8, 2018, and is secured by a bill of exchange and sales contracts, with a collateral coverage ratio of 1.24x. TriLinc’s financing will facilitate the trade of London Metal Exchange registered, full plate nickel cathodes, which are used extensively as inputs in infrastructure development projects worldwide.

On September 7, 2017, TriLinc funded $3,315,000 as part of an existing $15,000,000 trade finance facility to a resource trader based in Hong Kong and operating in Indonesia. Priced at 10.00%, the transaction is set to mature on December 6, 2017 and is secured by a corporate and personal guarantee, assignment of contract, and account charge over bank account, with a collateral coverage ratio of 1.57x. TriLinc’s financing will support the purchase and procurement of resources from mid-sized suppliers in Indonesia to be sold to a large Indian multinational. The borrower supports the supply chain on the ground, generally managing all local logistics, regulatory issues, operational risk, and supplier relationships. The borrower is indirectly supporting job creation and fostering local economic development in Indonesia through its close relationships with supplier companies who are constructing educational and health facilities and enhancing infrastructure development, such as electricity distribution, clean water access, and transportation. Additionally, the borrower is directly addressing the growing electricity demand in India stemming from economic development, urbanization, and improved electricity infrastructure in many regions of the country.

On September 12, 2017, TriLinc funded $86,500 as part of an existing $9,000,000 revolving trade finance facility with an Ecuadorian shrimp exporter, whose local suppliers of farm-raised shrimp are all licensed by INP, an Ecuadorian institute specializing in biological, technological, and economic research aimed at the management and development of sustainable fisheries. With a fixed interest rate of 9.25%, the transaction is set to mature on October 22, 2018. The financing is secured by inventory, accounts receivable, and purchase contracts, with a collateral coverage ratio of 3.97x. The borrower uses state-of-the-art, cost-efficient cooling and freezing equipment to preserve the quality of its product and reduce its environmental footprint. TriLinc’s financing will support the borrower’s position as Ecuador’s seventh-largest shrimp exporter, and strengthen the borrower’s ability to offer competitive wages, health services, and childcare support to its employees.

On September 22, 2017, TriLinc funded $10,000,000 as part of a new $10,000,000 four year senior secured term loan to a sustainably-driven minor metals resource trader in China. Priced at 12.00%, the transaction is set to mature on June 22, 2021 and is secured by an assignment of receivables, pledge of inventory, and personal and corporate guarantees, among others, with a collateral coverage ratio of 2.10x. The borrower is vertically integrated as a producer, processer and developer of specialty materials focusing on rare metals, specialty and advanced materials, and recycling services. Sustainability is embedded in the company’s business model as its primary operation is recycling rare metal resources through the extrication of these metals from the byproduct of metal and mineral, such as copper, lead, aluminum, zinc, tin and steel, mining. This results in the extension of the life of metals and the reduction of waste without consuming additional natural resources. The company produces advanced material products that are widely used in the fields of electronics, photovoltaics, LED, infrared materials, photo sensors, radiation detectors, pharmaceutical, glass and ceramics. TriLinc’s financing will support the acquisition of rare metals at an advance rate in order to build up stock levels and boost production.

“TriLinc’s recent investments demonstrate our commitment to supporting sustainably-driven SMEs that are driving access to key inputs for consumer goods and infrastructure development,” said Gloria Nelund, CEO of TriLinc. “By financing companies, like the minor metals resource trader that produces inputs for consumer products by recycling the byproducts of processed metals, TriLinc aims to enhance supply chain sustainability.”

About TriLinc Global Impact Fund

TriLinc is a non-traded, externally managed, limited liability company that makes impact investments in SMEs in developing economies that provide the opportunity to achieve both competitive financial returns and positive measurable impact. TriLinc invests in SMEs through experienced local market sub-advisors, and expects to create a diversified portfolio of financial assets consisting primarily of collateralized private debt instruments. In addition, the Company aggregates and analyzes social, economic, and environmental impact data to track progress and measure success against stated objectives.